CUSIP No.	G7368R104	13 G/A	Page	11	of	11 Pages
Exhibit 99.1
JOINT FILING AGREEMENT
          Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G/A is being filed on behalf of each of the undersigned with respect to the common shares, $0.10 par value per share, of RAM Holdings Ltd.

January 28, 2009	High Ridge Capital Partners Limited Partnership
	By:	/s/ Steven J. Tynan
Steven J. Tynan
Manager of General Partner

January 28, 2009	HRC General Partner Limited Partnership
	By:	/s/ Steven J. Tynan
Steven J. Tynan
Manager of General Partner

January 28, 2009	High Ridge Capital LLC
	By:	/s/ Steven J. Tynan
Steven J. Tynan
Manager

January 28, 2009	James L. Zech
/s/ James L. Zech
James L. Zech

January 28, 2009	Steven J. Tynan
/s/ Steven J. Tynan
Steven J. Tynan